Exhibit 10.5

FOURTH LEASE MODIFICATION AGREEMENT

THIS AGREEMENT is made this 12th day of November, 1985, effective as of the 1st day of October, 1984, by and between 250 WEST 57TH ST. ASSOCIATES, a joint venture having its office at 60 East 42nd Street, New York, New York (hereinafter called “Landlord”) and FISK BUILDING ASSOCIATES, a partnership having its office at 60 East 42nd Street, New York, New York (hereinafter called “Tenant”).

W I T N E S S E T H :

WHEREAS

I. On September 30, 1953 a net lease covering the entire premises known as the Fisk Building, located at 250 West 57th Street, New York, New York (the “Building”), was made between Landlord and Tenant’s predecessor, a partnership also known as Fisk Building Associates, which lease was assigned on May 1, 1954 by said predecessor to Tenant; and

II. Said lease was modified by Modification Agreement dated June 12, 1961, by Second Modification Agreement dated June 10, 1965 and by Third Lease Modification Agreement dated as of May 1, 1975 (the “Third Modification”) (which lease, as so modified, is hereinafter called the “Lease”); and

III. A modernization program is necessary in order to maintain the competitive position of the Building and Tenant is willing to complete such a program, provided that Landlord agrees to grant Tenant a further option to renew the Lease; and

IV. Landlord is willing to grant such option, provided that the Primary Overage Rent (as hereinafter defined) is increased.

NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound, hereby agree as follows:

1.(a) Tenant shall complete so much of the following improvements to the Building as are approved by the Landlord after having reviewed the Tenant’s proposed plans and specifications therefor (the “Plans”):

(i)	renovation of public building areas, including corridors and restrooms;

(ii)	replacement, as required, of existing windows with energy-efficient, modern windows;

(iii)	improvement of elevators and the sidewalk lift;

(iv)	improvement of air conditioning and rearrangement of tenant space required to minimize the effect of the new building being constructed to the south of the Building; and

(v)	improvement of the lobby, storefronts and sidewalk.

(b) The work specified in the Plans shall be (i) commenced by Tenant promptly following the approval by Landlord of the Plans (which Plans shall be submitted by Tenant to Landlord within 180 days of the date of this Agreement), (ii) pursued diligently to completion, (iii) cost the Tenant not less than $2,500,000 (including interest on any financing for the payment of the cost of the program) and paid for with due consideration given to maintaining the Primary Overage Rent (as defined in the Lease) at not less than $752,000 per annum, and (iv) otherwise completed in accordance with the applicable terms and provisions of the Lease.

(c) Tenant may also expend such additional sums as it deems appropriate to protect or improve the competitive position of the Building beyond that required to complete the work set forth in the Plans.

(d) All work done by Tenant in furtherance of the modernization program shall be done as agent for Landlord and for the account of Landlord, and when completed, shall become the property of Landlord.

2. Paragraph 3 of the Lease (as previously modified) shall be deemed deleted and the following substituted in its place and stead:

“3. Tenant shall have the option to renew this Lease upon the same rental (including Basic Rent, Primary Overage Rent and Secondary Overage Rent, as those terms are defined in the Third Modification), terms and conditions provided in the Lease (except the clause relative to renewal) for an additional period of twenty-five (25) years commencing October 1, 2003, provided that (i) Tenant gives written notice of renewal to Landlord at least ninety (90) days prior to the expiration of the term of this Lease; and (ii) Tenant is not in default hereunder at the time of the giving of such notice and at the time such renewal is to take effect.”

3. The maximum amount of Primary Overage Rent for each lease fiscal year, as defined and specified in paragraph 1B(i) of the Third Modification, shall be increased, effective as of October 1, 1984, from $414,000 to $752,000. Paragraph 1(C) of the Third Modification shall be modified so that the monthly advances against Primary Overage Rent which Tenant pays to Landlord shall be increased to $62,666.66 for the fiscal year commencing October 1, 1984 and, for each fiscal year commencing after the October 1, 1984 – September 30, 1985 fiscal year, such advances shall be paid by Tenant to Landlord in equal monthly installments on the first day of each month in advance in an amount equal to one-twelfth (12th) of the Primary Overage Rent for the preceding fiscal year.

4. Any costs, fees and expenses incurred in connection with the execution of this Agreement or the completion of the transactions contemplated herein, including, but not limited to, any transfer or capital gains tax imposed by an authority having or asserting jurisdiction over the property upon which the Building lies, shall be promptly paid by Tenant. Any such expenses may be deducted from Primary Overage Rent and Secondary Overage Rent in the fiscal year paid.

5. Except as herein modified, the Lease shall remain in full force and effect and the parties hereby ratify and confirm all of the other terms, covenants and conditions thereof.

6. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

Landlord: 250 WEST 57TH ST. ASSOCIATES

By:	/s/ Lawrence A. Wien
Lawrence A. Wien, Joint Venturer

By:	/s/ Alvin Silverman
Alvin Silverman, Joint Venturer

By:	/s/ Peter L. Malkin
Peter L. Malkin, Joint Venturer Tenant:

FISK BUILDING ASSOCIATES

By:	/s/ Harry B. Helmsley
Harry B. Helmsley, Partner

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 12th day of November, 1985, before me personally came LAWRENCE A. WIEN, ALVIN SILVERMAN and PETER L. MALKIN, to me known and known to me to be the individuals described in, and who executed, the foregoing instrument, and acknowledged that they executed the same.

/s/ Ellen T. Graff
Notary Public

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 4h day of December, 1985, before me personally came HARRY B. HELMSLEY, to me known and known to me to be the individuals described in, and who executed, the foregoing instrument, and acknowledged that they executed the same.

/s/ illegible
Notary Public

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